Exhibit 99.1



FOR IMMEDIATE RELEASE:                          FOR FURTHER INFORMATION:
Wednesday, September 14, 2005                   Rich Sheffer      (952) 887-3753


              DONALDSON COMPANY ANNOUNCES RECORD FULL-YEAR RESULTS

                DELIVERS 16TH CONSECUTIVE YEAR OF RECORD EARNINGS

         MINNEAPOLIS (Sept. 14, 2005) -- Donaldson Company, Inc. (NYSE: DCI) announced fourth quarter diluted earnings per share ("EPS") of $.29, even with last year. Net income was $25.1 million compared to $26.2 million last year. Sales were a record $422.7 million, up from $384.0 million in fiscal 2004.
         For the year, EPS was a record $1.27, up from $1.18 last year. Net income was a record $110.6 million, versus $106.3 million last year. Record sales of $1.6 billion were up from $1.4 billion in the prior year.
         During the fourth quarter, we recognized a $4.0 million tax charge, or $.05 per share, for the previously announced $80.0 million foreign repatriation plan pursuant to the American Jobs Creation Act of 2004. We also increased our reserve related to the previously disclosed patent litigation between Donaldson and Engineered Products Company, Inc. ("EPC") by $6.4 million, or $.05 per share.
         "We are very pleased to announce our 16th consecutive record year, posting all-time highs for sales, earnings and EPS despite these fourth quarter charges," said Bill Cook, Chairman, President and Chief Executive Officer. "Demand continues to be strong in most of our end markets. Although we have seen rising oil prices affect our raw material costs for petroleum-based commodities and freight, we are working with our customers to offset these increases through a variety of efforts. We enter fiscal 2006 with continued strong orders and backlogs, giving us confidence of delivering another strong year of results."

INCOME STATEMENT DISCUSSION

         Stronger foreign currencies contributed to the increase in fourth quarter and full year sales. Translated at constant exchange rates, sales increased 9.2 percent during the quarter and 10.4 percent for the year. The impact of foreign currency translation increased net earnings by $0.2 million in the fourth quarter and $2.0 million for the year.
         Gross margin of 31.8 percent for the fourth quarter and 31.7 percent for the year compares to prior year margins of 31.2 percent and 31.6 percent, respectively. This year's fourth quarter gross margin was affected by higher costs for petroleum-based raw materials and freight, and a slower than expected ramp up of our new Thailand plant. Last year's fourth quarter gross margin was negatively impacted by $2.3 million from the unusual expenses discussed in last year's release.
         This year's fourth quarter operating expenses were 22.3 percent of sales, down from 22.5 percent in the prior year. For the year, operating expenses were 21.9 percent of sales, down from 22.1 percent last year. Included in this year's fourth quarter operating expenses is the $6.4 million increase to our reserve for the EPC patent infringement judgment. Last year's fourth quarter operating expenses included $9.3 million of unusual expenses discussed in last year's release.



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Donaldson Company, Inc.
September 14, 2005
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         Fourth quarter interest expense was $2.7 million, up from $1.3 million last year. The increase was driven by additional debt and higher short-term interest rates. For the year, interest expense was $9.4 million, up from $5.0 million last year. Other income was $1.4 million in the quarter versus $2.5 million last year on lower joint venture income. For the year, other income was $7.7 million, up from $5.2 million last year.
         The effective tax rate of 35.7 percent for the fourth quarter and 28.6 percent for the year compares to prior year rates of 24.2 percent and 25.0 percent, respectively. Excluding the $4.0 million tax charge related to the $80.0 million dividend reinvestment plan pursuant to the American Jobs Creation Act of 2004, the effective tax rate was 25.4 percent for the fourth quarter and
26.0 percent for the year.
         No shares were repurchased during the fourth quarter. For the year, we repurchased 3,763,700 shares, or 4.4 percent of outstanding shares, for $116.3 million.

BACKLOG

         Total backlog is strong, setting a new fourth quarter record at $412 million, up 11 percent relative to last year.

ENGINE PRODUCTS SEGMENT

         Engine Products sales were a record $243.6 million in the quarter, an increase of 10 percent from last year. For the year, Engine Products sales were a record $923.8 million, an increase of 14 percent from last year.
         Truck product sales in the quarter totaled $45.2 million, up 15 percent from last year. NAFTA truck product sales increased 15 percent due to growing new truck build rates. European truck product sales increased 9 percent on stronger build rates and increased market share. Truck product sales in Asia increased 22 percent from strong sales in Japan. For the year, worldwide truck product sales totaled $175.0 million, an increase of 12 percent from last year.
         Worldwide sales of off-road products in the quarter were $74.4 million, up 14 percent from last year. NAFTA sales increased 11 percent on continued strength in new construction, agriculture and mining equipment demand. European off-road product sales increased 12 percent while Asian sales increased 26 percent. Worldwide sales totaled $286.2 million for the year, up 17 percent from last year.
         Engine aftermarket or replacement part sales in the quarter were $124.0 million, an increase of 7 percent from last year. NAFTA aftermarket sales increased 10 percent as equipment utilization rates remained strong and sales of diesel emission retrofit equipment continued ramping up. European sales increased 7 percent and Asian sales were down 6 percent. For the year, worldwide aftermarket sales were $462.6 million, up 13 percent from the prior year.



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Donaldson Company, Inc.
September 14, 2005
Page 3



INDUSTRIAL PRODUCTS SEGMENT

Industrial Products sales in the quarter were a record $179.1 million, an increase of 10 percent from last year. For the year, Industrial Products sales were a record $671.9 million, an increase of 11 percent from last year.
         Industrial Filtration Solutions ("IFS") sales in the quarter were a record $113.5 million, an increase of 10 percent from last year. IFS sales were strong in NAFTA and Asia as sales increased 18 and 12 percent, respectively. European sales increased 3 percent over last year. For the year, worldwide IFS sales totaled a record $424.7 million, up 15 percent from last year.
         Gas turbine product sales in the quarter were $31.2 million, up 5 percent from last year. Worldwide sales totaled $112.9 million in fiscal 2005, down 4 percent from last year.
         Sales of special application products in the quarter were a record $34.4 million, an increase of 16 percent from last year. For the year, worldwide special application sales were a record $134.3 million, up 16 percent from last year.

OUTLOOK

ENGINE PRODUCTS: We expect sales growth to be approximately 10 percent in fiscal 2006.
     o NAFTA heavy-duty new truck build rates should remain at their current high levels as truck manufacturers are near capacity. Market share gains should continue to fuel international sales growth.
     o Off-road sales are expected to remain strong worldwide with robust conditions continuing in the production of new construction and mining equipment.
     o Both NAFTA and international aftermarket sales are expected to continue growing as continued strong equipment utilization drives replacement filter sales.

INDUSTRIAL PRODUCTS:  We expect high single-digit sales growth in fiscal 2006.
     o IFS sales growth is expected to moderate following two consecutive years of strong growth. Our American and Asian markets remain healthy and our European market remains stable.
     o Globally, we expect full-year gas turbine sales to improve modestly. Strength is seen in the Middle East and in the oil and gas markets.
     o Market conditions for special applications products are expected to remain strong.

OTHER: We will begin expensing stock options in our first quarter of fiscal 2006, and expect the full year EPS impact to be $.03 to $.06 per share.



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Donaldson Company, Inc.
September 14, 2005
Page 4



ABOUT DONALDSON COMPANY, INC.

         Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company's success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

         The company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company's current views with respect to future events and financial performance but involve uncertainties that could significantly impact results. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "outlook," "plan," "promises," "project," "should," "will be" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Act.
         The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company's international operations, including production facilities in China, highly competitive markets, changes in capital spending levels by customers, changes in product demand, cancellations of orders, litigation, including the EPC litigation disclosed in the Company's SEC filings, integration of acquisitions, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls. For a more detailed explanation, see the company's 2004 Form 10-K filed with the Securities and Exchange Commission. The company wishes to caution investors that new factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company's views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements.


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Donaldson Company, Inc.
September 14, 2005
Page 5



                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                  CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
           (Thousands of dollars, except share and per share amounts)
                                   (Unaudited)

                                    Three Months Ended                  Year Ended
                                          July 31                        July 31
                               ----------------------------    ----------------------------
                                   2005            2004            2005            2004
                               ------------    ------------    ------------    ------------
Net sales                          $422,739        $383,962      $1,595,733      $1,414,980

Cost of sales                       288,157         264,346       1,090,158         967,254
                               ------------    ------------    ------------    ------------

Gross margin                        134,582         119,616         505,575         447,726

Operating expenses                   94,248          86,289         349,085         311,754

Gain on sale of Ome land and
   building                              --              --              --          (5,616)
                               ------------    ------------    ------------    ------------

Operating income                     40,334          33,327         156,490         141,588

Other income, net                    (1,376)         (2,505)         (7,657)         (5,202)

Interest expense                      2,680           1,288           9,414           4,954
                               ------------    ------------    ------------    ------------

Earnings before income taxes         39,030          34,544         154,733         141,836

Income taxes                         13,919           8,353          44,179          35,519
                               ------------    ------------    ------------    ------------

Net earnings                        $25,111         $26,191        $110,554        $106,317
                               ============    ============    ============    ============

Weighted average shares
   outstanding                   84,565,352      87,621,312      84,990,739      87,960,423

Diluted shares outstanding       86,626,761      90,053,066      86,883,408      90,429,956

Net earnings per share                 $.30            $.30           $1.30           $1.21

Net earnings per share
   assuming dilution                   $.29            $.29           $1.27           $1.18

Dividends paid per share              $.060           $.055           $.235           $.205



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Donaldson Company, Inc.
September 14, 2005
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                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of dollars)
                                   (Unaudited)

                                                          July 31      July 31
                                                           2005         2004
                                                        ----------   ----------
ASSETS

  Cash and cash equivalents                               $134,066      $99,504
  Accounts receivable - net                                294,016      274,120
  Inventories - net                                        151,599      143,418
  Prepaid expenses and other current assets                 39,141       40,338
                                                        ----------   ----------

            Total current assets                           618,822      557,380

  Other assets and deferred taxes                          217,458      182,700
  Property, plant and equipment - net                      275,493      261,529
                                                        ----------   ----------

            Total assets                                $1,111,773   $1,001,609
                                                        ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Trade accounts payable                                  $134,063     $124,401
  Employee compensation and other liabilities               98,083       87,385
  Notes payable                                            102,004       19,736
  Income taxes payable                                      12,280        9,656
  Current maturity long-term debt                            7,772       34,346
                                                        ----------   ----------

            Total current liabilities                      354,202      275,524

  Long-term debt                                           103,302       70,856
  Other long-term liabilities                              129,653      105,936
                                                        ----------   ----------

            Total liabilities                              587,157      452,316

  Equity                                                   524,616      549,293
                                                        ----------   ----------

            Total liabilities and equity                $1,111,773   $1,001,609
                                                        ==========   ==========



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Donaldson Company, Inc.
September 14, 2005
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                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of dollars)
                                   (Unaudited)

                                                             Year Ended
                                                              July 31
                                                       ----------------------
                                                          2005         2004
                                                       ---------    ---------
OPERATING ACTIVITIES

   Net earnings                                         $110,554     $106,317
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
        Gain on sale of Ome land and building                 --       (5,616)
        Depreciation and amortization                     44,284       41,555
        Changes in operating assets and liabilities      (14,050)     (31,812)
        Other, net                                         1,800        7,608
                                                       ---------    ---------
           Net cash provided by operating activities     142,588      118,052

INVESTING ACTIVITIES

   Net expenditures on property and equipment            (50,198)     (43,030)
   Acquisitions and investments in unconsolidated
      affiliates, net of cash acquired                   (13,362)      (4,397)
                                                       ---------    ---------
           Net cash used in investing activities         (63,560)     (47,427)

FINANCING ACTIVITIES

   Purchase of treasury stock                           (116,268)     (29,765)
   Net change in debt                                     87,973        3,322
   Dividends paid                                        (19,757)     (17,779)
   Other, net                                              2,703        3,298
                                                       ---------    ---------
           Net cash used in financing activities         (45,349)     (40,924)


Effect of exchange rate changes on cash                      883        2,733
                                                       ---------    ---------

Increase in cash and cash equivalents                     34,562       32,434

Cash and cash equivalents - beginning of year             99,504       67,070
                                                       ---------    ---------

Cash and cash equivalents - end of year                 $134,066      $99,504
                                                       =========    =========



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Donaldson Company, Inc.
September 14, 2005
Page 8



                                 SEGMENT DETAIL
                             (Thousands of dollars)
                                   (Unaudited)

                                             Engine     Industrial  Corporate &     Total
                                            Products     Products   Unallocated    Company
                                           ----------   ----------  -----------   ----------
3 Months Ended July 31, 2005:
Net sales                                    $243,611     $179,128           --      $422,739
Earnings before income taxes                   29,528       15,715       (6,213)       39,030

3 Months Ended July 31, 2004:
Net sales                                    $221,089     $162,873           --      $383,962
Earnings before income taxes                   33,039       11,311       (9,806)       34,544


Year Ended July 31, 2005:
Net sales                                    $923,840     $671,893           --    $1,595,733
Earnings before income taxes                  125,454       53,709      (24,430)      154,733

Year Ended July, 2004:
Net sales                                    $811,543     $603,437           --    $1,414,980
Earnings before income taxes                  114,662       42,985      (15,811)      141,836


                              NET SALES BY PRODUCT
                             (Thousands of dollars)
                                   (Unaudited)

                                              Three Months Ended          Year Ended
                                                   July 31                  July 31
                                           -----------------------   -----------------------
                                              2005         2004         2005         2004
                                           ----------   ----------   ----------   ----------
Engine Products segment:
Off-road products                             $74,381      $65,559     $286,230     $244,749
ransportation products                         45,201       39,164      175,048      156,373
Aftermarket products                          124,029      116,366      462,562      410,421
                                           ----------   ----------   ----------   ----------
     Total Engine Products Segment           $243,611     $221,089     $923,840     $811,543
                                           ----------   ----------   ----------   ----------

Industrial Products segment:
Industrial filtration solutions products     $113,469     $103,361     $424,727     $370,095
Gas turbine products                           31,249       29,858      112,872      117,705
Special applications products                  34,410       29,654      134,294      115,637
                                           ----------   ----------   ----------   ----------
     Total Industrial Products segment       $179,128     $162,873     $671,893     $603,437
                                           ----------   ----------   ----------   ----------

Total Company                                $422,739     $383,962   $1,595,733   $1,414,980
                                           ==========   ==========   ==========   ==========



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Donaldson Company, Inc.
September 14, 2005
Page 9




                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                             (Thousands of dollars)
                                   (Unaudited)

                                      Three Months Ended                Year Ended
                                           July 31                       July 31
                                 --------------------------    --------------------------
                                     2005          2004            2005          2004
                                 -----------    -----------    -----------    -----------
Free cash flow                       $30,899        $39,023        $92,390        $75,022
Net capital expenditures              15,763          6,470         50,198         43,030
                                 -----------    -----------    -----------    -----------
Net cash provided by
  operating activities               $46,662        $45,493       $142,588       $118,052
                                 ===========    ===========    ===========    ===========

EBITDA                               $51,647        $45,376       $205,765       $186,486
Income taxes                         (13,919)        (8,353)       (44,179)       (35,519)
Interest expense (net)                (1,827)          (221)        (6,748)        (3,095)
Depreciation and
  amortization                       (10,790)       (10,611)       (44,284)       (41,555)
                                 -----------    -----------    -----------    -----------

            Net earnings             $25,111        $26,191       $110,554       $106,317
                                 ===========    ===========    ===========    ===========

Net sales, excluding foreign
  currency translation              $419,373       $374,528     $1,561,626     $1,345,020
Foreign currency translation           3,366          9,434         34,107         69,960
                                 -----------    -----------    -----------    -----------

            Net sales               $422,739       $383,962     $1,595,733     $1,414,980
                                 ===========    ===========    ===========    ===========

Net earnings, excluding
  foreign currency translation       $24,945        $25,528       $108,516       $101,603
Foreign currency translation             166            663          2,038          4,714
                                 -----------    -----------    -----------    -----------

            Net earnings             $25,111        $26,191       $110,554       $106,317
                                 ===========    ===========    ===========    ===========


Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company's ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company's foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company's actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.


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